EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 25, 2026, is made by and among BayFirst Financial Corp., a Florida corporation (the “Company”), BayFirst National Bank, a national association and wholly-owned subsidiary of the Company (the “Bank” and collectively, with the Company, the “Employer”), and Alfred T. Rogers, Jr., a resident of Florida (the “Executive”).
Following consummation of the Company’s private placement of securities resulting in net proceeds of at least $50,000,000, the Company and the Bank shall employ the Executive as its President and Chief Executive Officer. The Employer desires to provide for the employment of the Executive in such capacities, which the Employer has determined will reinforce and encourage the dedication of the Executive to the Employer and will promote the best interests of the Bank, the Company, and the Company’s shareholders. The Executive is willing to serve the Employer in such capacities, on the terms and conditions herein provided. Certain capitalized terms used in this Agreement are defined in Section 20 hereof.
The parties acknowledge that this Agreement has been substantially revised since they initially executed it. The Company and the Bank agree that they shall submit the originally signed version of this Agreement for the approval or non-objection of the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Atlanta on or before May 5, 2026. Upon receipt of all such approvals or non-objections, the parties will execute that original version of this Agreement, and it shall replace this version.
In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.
1. Employment; Title; Duties.
(a) General. The Employer shall employ the Executive, and the Executive shall serve the Employer, as the President and Chief Executive Officer of the Company and of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with these positions as are set forth in the Company’s and Bank’s articles of incorporation or bylaws or reasonably assigned by the Company’s and the Bank’s Board of Directors (each, a “Board”) from time to time. The Executive shall report to the Board and shall devote substantially all of his full business time, attention, skill, and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer’s policies and the terms of this Agreement; provided that, subject to Section 9 in this Agreement, the Executive shall have the right to (i) manage and pursue person, legal and family interests, (ii) make passive investments in securities, real estate, and other assets, (iii) participate in industry, charitable, and community activities and organizations and/or affairs, and/or (iv) serve on the boards of directors (or similar governing bodies) of non-profit organizations and/or for-profit companies that are not competitors of the Company or the Bank.

(b) Board Service. During the Term, the Boards shall cause the Executive to serve on the Bank’s Board. During the Term, the Company’s Board (or its Nominating Committee) shall nominate, and recommend for election by the Company’s shareholders, the Executive for election to the Company’s Board in connection with the Company’s annual meetings of shareholders. To the extent permitted by applicable law and the rules of the Securities and Exchange Commission and any applicable stock exchange, the Executive may serve as a member of committees of the Boards and may attend meetings of any such committees at the invitation of the applicable Board or committee. Provided, however, that nothing in the Agreement shall preclude the Boards or their committees from meeting in executive session.
Notwithstanding the foregoing, should this Agreement or the Executive’s employment with the Bank or the Company terminate for any reason, the Executive shall be deemed to have immediately resigned from the Boards and any committees thereof on which he was then serving.
2. Term.
(a) Commencement. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for the period commencing on the latest of the date the: (i) Company consummates the sale of equity securities resulting in net proceeds of at least $50,000,000; and (ii) Office of the Comptroller of the Currency communicates to the Bank its non-objection to the Executive serving as President and Chief Executive Officer of the Bank.
(b) Initial Term. If either of the events described in (a) (ii) and (iii), above, has not occurred by April 30, 2026, or if the event described in (a)(i), above, has not occurred by June 30, 2026, this Agreement shall be avoid ab initio and the Executive shall not commence service as President and Chief Executive Officer of the Bank or the Company. If each of the three events described in (a)(i), (ii), and (iii), above, occur by such dates, and the Executive commences service as President and Chief Executive Officer of the Bank and the Company, this Agreement shall terminate on May 1, 2029 (such period being the “Term”).
(c) Renewals. On May 1, 2027 and each subsequent May 1st during the Term, the Term shall automatically be extended for an additional one-year period beyond the then-effective expiration date unless a written Notice of Termination from the Bank, the Company, or the Executive is received 90 days prior to such anniversary advising the others that this Agreement shall not be further extended. If any party provides timely notice of non-renewal of the Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and any party may thereafter terminate such employment with or without notice and for any or no reason.
3. Compensation and Benefits.
(a) Base Salary. As of the date of this Agreement, the Employer shall pay the Executive an annual base salary of $450,000, which shall be paid in accordance with the Employer’s standard payroll procedures as in effect from time to time. The Boards (or their Compensation

Committees) shall evaluate the Executive’s performance at least annually and may increase, but shall not decrease, the base salary based upon such evaluations.
(b) Cash Bonuses. The Employer shall establish for the benefit of the Executive an annual cash incentive bonus program for 2026, 2027, and 2028, as set forth on Schedule A to this Agreement. In years subsequent to 2028, the Boards (or their Compensation Committees) and the Executive shall mutually establish such thresholds and goals in consultation with a compensation consultant with experience working with community banking organizations (the “Performance Criteria”). The Performance Criteria for any particular year shall be provided to the Executive no later than 30 days after the commencement of each year (commencing with 2029). The Executive’s cash bonus shall be paid within 60 days following the end of each year.
(c) Automobile Allowance; Life Insurance. The Employer shall pay the Executive a monthly automobile allowance of $1,000 per month. For the avoidance of doubt, the Executive shall not be entitled to reimbursement for mileage driven, gasoline purchased, or automobile maintenance expenses. During the Term, the Employer shall procure for the benefit of a beneficiary or beneficiaries designated by the Executive a term life insurance policy with a death benefit equal to 280% of the Executive’s base salary as of the date the policy is purchased; provided, however the Employer shall not be obligated to pay annual premiums greater than $10,000 and, if the premium for a policy with the required death benefit exceeds such amount, the Employer shall instead procure a policy with the maximum death benefit available for such amount of annual premiums.
(d) Long-term Equity Program. The Executive shall be eligible to participate in the Company’s long-term equity incentive program or under any similar or successor plan adopted by the Company under which eligible participants may be granted stock options, restricted stock, or other awards as determined by the Company’s Board (or its Compensation Committee). Notwithstanding the generality of the foregoing, the Company shall make an inducement grant (as contemplated by Nasdaq Listing Rule 5635(c)(4)) of a number of shares of Company common stock equal to 2% of the shares issued in the stock sale described in the second paragraph of this Agreement. Such shares shall be subject to restrictions on transferability, vesting requirements, and forfeiture upon termination. The vesting requirements are set forth on Schedule A to this Agreement. Any shares granted to the Executive under such plan which have not vested as of the date of a Change in Control shall automatically vest upon a Change in Control.
(e) Generally Available Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be eligible to participate in all retirement, disability, welfare, health, dental, or other benefits plans or programs of the Employer now or hereafter applicable generally to employees of the Employer. The parties agree that the benefits stated in this Section 3(e) shall be subject to the terms of such plans or programs applicable generally to employees of the Employer.
(f) Expense Reimbursement. The Employer shall reimburse the Executive for reasonable and necessary travel (subject to (c) above), and other business expenses related to the Executive’s duties in accordance with the Employer’s business expense reimbursement policy;

provided however that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. In addition, the Employer shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives. The Employer shall also pay up to $12,000 in annual dues for the Executive’s membership at the Tampa Yacht and Country Club and the Palma Ceia Country Club, and such amount shall be increased by up to 2.75% per year, to the extent either club increases its dues.
All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Employer during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.
(g) Paid Time Off. The Executive shall be entitled to paid time off during each calendar year to be taken at such time or times as the Executive and the Bank (through its Chairman of the Board) shall mutually determine.
(h) Change in Control Bonus. The Employer shall pay the Executive in a single lump sum cash payment within 60 days of the date of a Change in Control, an amount equal to 299% of his annual compensation. For this purpose, annual compensation means the Executive’s base salary when the Change in Control occurs plus the target bonus (i.e., 40% of the base salary) for that year.
(i) Apportionment. The Bank and the Company shall apportion any payments or benefits paid to the Executive pursuant to this Agreement between themselves as they may agree from time to time in proportion to services actually rendered by the Executive for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. The Executive’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.
(j) Excessive Compensation. The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:

(i) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company or the Bank, including but not limited to, when the Company shall have a restatement of financial results attributable to the Executive’s actions, whether intentional or as the result of negligence;
(ii) where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R.208, Appendix D-1.
The Executive agrees to return promptly any such compensation identified by the Employer by written notice to the Executive. If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, termination for Cause) if the Executive fails to return such compensation. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3(i). The provisions of this Section 3(i) shall be modified to the extent, and remain in effect for the period, as required by applicable law.
4. Termination.
(a) Events of Termination. The Executive’s employment under this Agreement may be terminated prior to the end of the Term, only as follows:
(i) upon the death of the Executive. If the Executive’s employment is terminated because of the Executive’s death, the Employer shall pay the Executive’s estate any sums due to him as base salary or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s standard payroll procedures. Furthermore, the Employer shall pay the Executive a pro rated portion of any cash bonus earned through the date of the Executive’s death. The amount of the pro rated bonus will be calculated by taking into account the performance of the Employer for the entire year and prorated through the date of the Executive’s death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in this Agreement. Any bonus that is earned in the year of death will be paid on the earlier of: (A) 70 days after the end of the year in which the Executive died; or (B) the first pay period following the Company’s press release announcing its financial performance for the year in which the Executive died.
 (ii) if the Executive is Disabled. During the period of any Disability immediately preceding the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive his base salary at the rate then in effect and all perquisites and other benefits in accordance with the Employer’s standard payroll procedures until the Executive becomes eligible for benefits under any disability or other insurance program maintained by the Employer; provided, however that, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit covering the Executive. Furthermore, the Employer shall pay the Executive a pro rated portion of any cash bonus earned through the date of onset of the physical or mental impairment that led to the Disability. The amount of the pro rated bonus will be calculated by taking into account the performance of the Employer for the entire year and prorated through the date of the physical or mental impairment that led to the Disability. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in this Agreement. Any bonus that is earned in the year which includes the date of onset of the physical or mental impairment that led to the Disability will be paid on the earlier of: (A) 70 days after the end of the year in which the Executive became Disabled; or (B) the first pay period following the Company’s press release announcing its financial performance for the year in which the Executive became Disabled.
(iii) by the Employer for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause, the Executive shall receive only any sums due to him as base salary and reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures.
(iv) by the Employer without Cause or by the Executive for Good Reason upon delivery of a Notice of Termination to the other parties. If the Executive’s employment is terminated without Cause or for Good Reason, subject to the possibility of a six-month delay described below in Section 17 and receipt of the release described below in Section 4(b), the Executive shall be entitled to the following:
(A) beginning on the first day of the month following the date of the Executive’s termination and continuing on the first day of the month for the next 23 months, the Employer shall pay the Executive severance compensation in an amount equal to 1/12 of the Executive’s base salary when the termination occurs. Furthermore, the Employer shall pay the Executive a pro rated portion of any cash bonus earned through the date of termination. The amount of the pro rated bonus will be calculated by taking into account the performance of the Employer for the entire year and prorated through the date of termination. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in this Agreement;
(B) the Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming the Executive is covered under the Employer’s group health plan as of his date of termination, the Executive will be entitled to elect and pay for COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If the Executive elects COBRA coverage for group health coverage, the Employer shall reimburse the Executive for up to 18 months of COBRA payments. Such reimbursements shall be treated as taxable income to the

Executive. Notwithstanding the foregoing, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (B) shall be limited to the extent that if the Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by the Employer. This subsection (B) shall not be interpreted so as to limit any benefits to which the Executive, the Executive’s spouse, dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits, provided that there shall be no duplication of benefits; and
(C) Notwithstanding anything in this Agreement to the contrary, if the Executive breaches Section 9(a), (b), or (c) of this Agreement, he will not thereafter be entitled to receive any further compensation or benefits pursuant to Section 4(a)(iv) other than the right to participate in COBRA (and the Employer shall not be required to reimburse the Executive for any COBRA payments).
(v) by the Executive without Good Reason effective upon the 30th day after delivery of a Notice of Termination. If the Executive resigns or retires under this provision, the Executive shall receive only any sums due to him as base salary or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures.
(b) Terms of Change in Control Bonus. The parties intend that the compensation provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. If the Employer’s independent accounting firm or independent tax counsel appointed by the Employer (“Tax Counsel”) determine that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Employer pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

All calculations and determinations under this Section 4(c) shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Employer and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4(c), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Employer and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section 4(c). The Employer shall bear all costs the Tax Counsel may reasonably incur in connection with its services. In connection with making determinations under this Section 4(c), the Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.
 (b)    Regulatory Matters. (i) Notwithstanding anything contained in this Agreement to the contrary, if the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Company’s or the Bank’s affairs by (1) a notice served under Section 8(e) or (g) of Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Employer shall (1) pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and (2) reinstate any such obligations which were suspended.
(ii) If the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Company’s or the Bank’s affairs by (1) an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.
(iii) If the Company or the Bank is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this Section (4)(d) shall not affect any vested rights of the parties hereto.
(iv) If the Federal Deposit Insurance Corporation (“FDIC”) is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)) of any

depository institution controlled by the Company, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.
(c) Open Bank Assistance. If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Company, the Bank, or any depository institution controlled by either, but excluding any such assistance provided to the industry generally, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.
(d) If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Company or any depository institution controlled by the Company, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.
(e) Emergency Assistance. Notwithstanding anything contained in this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, all obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.
5. Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Company or any Affiliates, their business or customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to accurately describe, in reasonable detail, the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.
6. Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Company or any Affiliates during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Executive will not, during or after his employment, disclose any knowledge of the past, present, planned or considered Trade Secrets of the Bank, the Company or any of their Affiliates to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank, the Company or the Executive). Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company, and the Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section 6, the Bank and/or the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to the Bank or the Company for such breach or threatened breach, including the recovery of damages from the Executive. Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Agreement limits the Executive’s ability to: (x) respond to lawful subpoenas in any litigation, arbitration or administrative proceeding, (y) provide truthful testimony in any litigation, arbitration or administrative proceeding, or (z) file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the FDIC, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Bank, the Company, or any of their Affiliates or any parent, subsidiary or affiliate of the Bank (the “Government Agencies”). The Executive further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (aa) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (bb) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7. Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Company or any Affiliates during his employment and for a period of three years following termination of the Executive’s employment. “Confidential Business Information” means any internal, non-public information (other than Trade Secrets already addressed above) concerning the Company’s, the Bank’s or any of their Affiliate’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of confidentiality.
8. Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Company, the Bank, or any of their Affiliates or customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.
9. Restrictive Covenants.
(a) No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of two years thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others: (i) solicit, divert, or appropriate to or for a Competing Business; or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that: (x) is a customer of the Bank or the Company on the date of termination; and (y) was a customer of the Bank or the Company on March 25, 2026.
(b) No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of two years thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others: (i) solicit, divert or hire; or (ii) attempt to solicit, divert, or hire, for any person or entity, any person who was an employee of or consultant to the Bank or the Company, on the first day of the Term, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to a written agreement, or the employment is for a determined period or is at will.
10. Independent Provisions. The provisions in Sections 9(a) and 9(b) are independent, and the unenforceability of any such provision shall not affect the enforceability of any other provision of this Agreement.
11. Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

12. Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.
13. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when: (a) delivered by hand, (b) otherwise delivered against receipt thereof, or (c) sent by overnight courier, signature required. In addition, transmission by email or other form of electronic transmission, each against receipt thereof, shall be deemed to constitute due and sufficient delivery. All notices to the Employer shall be directed to the attention of the Employer at 700 Central Avenue, Suite 102, St. Petersburg, Florida 33701, Attention: Compensation Committee Chairman, with copies to the Chairmen of the Boards. All notices to the Executive shall be directed to his personal residence address noted in the Employer’s human resources records. All notices and communications shall be deemed to have been received on the date of delivery thereof.
14. Governing Law; Jury Trial Waiver. This Agreement and all rights hereunder shall be governed by the laws of the State of Florida, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that the appropriate state or federal court located in Pinellas County, Florida shall be the exclusive jurisdiction and venue of any case or controversy arising out of or relating to this Agreement or the Executive’s employment with Employer. IN ADDITION, THE EMPLOYER AND THE EXECUTIVE AGREE THAT IN ANY LITIGATION ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE EMPLOYER, TRIAL SHALL BE IN A COURT OF COMPETENT JURISDICTION WITHOUT A JURY. THE EMPLOYER AND THE EXECUTIVE IRREVOCABLY WAIVE ANY RIGHT EACH MAY HAVE TO A JURY TRIAL AND A COPY OF THIS AGREEMENT MAY BE INTRODUCED AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY. THE EMPLOYER HAS NOT MADE AND THE EXECUTIVE HAS NOT RELIED ON ANY ORAL REPRESENTATION REGARDING THE ENFORCEABILITY OF THIS PROVISION. THE EMPLOYER AND THE EXECUTIVE HAVE READ AND UNDERSTAND THE EFFECT OF THIS JURY WAIVER PROVISION.
15. Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.
16. Saving Clause. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.
17. Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, and if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.
18. Compliance with the Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under any clawback or similar policy of the Employer and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Employer to comply with the terms of the Dodd-Frank Act.

19. Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or, if applicable, the Bank. The Executive agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Company or the Bank.
20. Certain Definitions.
(a) “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company or the Bank, as appropriate.
(b) “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans, and the provision of other banking services, and any other related business engaged in by the Company, the Bank, or any of their Affiliates as of the date of termination of Executive’s employment.
(c) “Cause” shall consist of any of:
(i) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, does cause or is reasonably likely to cause material harm to the Company or any Affiliate (including harm to its business reputation);
(ii) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud;
(iii) the material breach by the Executive of this Agreement;
(iv) the receipt of any formal written notice that any federal or state regulatory agency having jurisdiction over the Company or the Bank intends to institute any form of formal regulatory action against the Executive, the Company or the Bank (provided that the appropriate Board determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by the Executive and further provided that, the parties acknowledge that any regulatory action currently issued to the Company or the Bank shall not constitute the basis for a determination of cause by the Board);
(v) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in either Board’s good faith and reasonable judgment, with the

Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest; or
(vi) the failure of the Executive to devote substantially all of his full business time and attention to his employment as provided under this Agreement.
Notwithstanding the foregoing, no determination of Cause may be made until the Executive has been given written notice detailing the specific Cause event and a period of fifteen (15) days following receipt of such notice to cure such event or, if such event is not so cured, an opportunity on at least five (5) days advance written notice to appear (with legal counsel) before the Boards to discuss the specific circumstances alleged to constitute Cause. For purposes hereof, an act, or a failure to act, shall not be deemed willful or intentional unless it is done, or omitted to be done, by the Executive without a reasonable belief that the Executive’s action or omission was in the best interest of the Employer. Notwithstanding the foregoing, any action or inaction taken by the Executive based upon the Executive’s reasonable reliance on advice of counsel to the Employer or the direction of the Board or Boards shall not form the basis for Cause. For the avoidance of doubt, Cause does not include: (1) differences of opinion with respect to strategy or implementation of business plans; (2) the success or lack success of any such strategy or implementation; or (3) any failure to achieve any performance targets, whether related to the Executive, the Employer, or otherwise.
The Boards shall also have the right to suspend the Executive with pay pending the determination of Cause.
(d) “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5), of either the Bank or the Company.
(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f) “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, engaged in the Business.
(g) “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).
(h) “Good Reason” means the occurrence of any of the following events (without the Executive’s consent) and the Employer’s failure to cure such event within 30 days of receipt of written notice from Executive:
(i) a reduction of any element of the compensation and benefits required to be provided to Executive in accordance with this Agreement;
(ii) a material adverse change in Executive’s functions, duties, or responsibilities with the Company or the Bank, which change would cause Executive’s position to become one of materially lesser responsibility, importance, or scope;

(iii) the Employer requiring Executive to be based at any office or location more than 50 miles from the Bank’s main office;
(iv) the Company’s failure to elect the Executive to the Bank’s Board or to nominate the Executive for election to the Company’s Board; or
(v) a material breach of this Agreement by the Company or the Bank.
Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless: (vi) Executive shall have given written notice of such event to the Employer within ninety (90) days after the initial occurrence thereof; (vii) the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties); and (viii) Executive terminates employment within ten (10) days after expiration of such cure period.
(i) “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination (in the case of a Notice of Termination from the Executive, given not less than thirty (30) days from the date of the notice), indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(j) “Standard payroll procedures” shall mean payment no less frequently than monthly.
(k) “Terminate,” “terminated,” “termination,” or “termination of the Executive’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).
(l) “Territory” shall mean each county in which the Bank operates a branch office, or in which the Bank has filed an application for regulatory approval to establish a branch office, and each contiguous county, all as determined as of the date of the termination of the Executive’s employment with the Employer.
21. Indemnification. Notwithstanding anything in the articles of incorporation or association or bylaws of the Company or the Bank to the contrary, the Executive shall at all times during the Executive’s employment by the Company or the Bank, and after such employment, be indemnified by such entities to the fullest extent applicable law permits for any matter in any way relating to the Executive’s affiliation with the Company or the Bank; provided, however, that if the Company or the Bank shall have terminated the Executive’s employment for Cause, then neither the Company or the Bank shall have any obligation whatsoever to indemnify the Executive for any claim arising out of any item for which the Executive’s employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement (as conditioned, “Matters”). Furthermore, the Employer shall advance to Executive, on a current basis, all reasonable legal fees and expenses incurred by Executive in connection with the investigation, defense, settlement, or appeal of any Matter, to the fullest extent permitted by applicable law. As a condition of the advancement of expenses, the Executive shall deliver to the Employer an undertaking, which shall be unsecured and without regard to Executive’s ability to repay, to repay such amounts if and to the extent it is ultimately determined by a final, non-appealable adjudication that the Executive is not entitled to indemnification under applicable law, the Bank’s articles of incorporation or bylaws, or this Agreement. In addition, to the extent that the Company or the Bank provides professional liability insurance to its directors or executive officers, the Company or the Bank shall ensure that the Executive is covered under such policies. The Employer shall provide such coverage for the Executive for a period of six years following termination (other than a termination for Cause).
22. Non-Disparagement. Each party agrees that, during the one-year period following the termination of the Executive’s employment for any reason, it shall not engage in any vilification of the other parties or any of its Affiliates in any communications with third parties, and shall refrain from making to any third party any false, vilifying or disparaging statements concerning the other parties, their Affiliates, or their respective officers, employees, or directors; provided, however, that nothing in this Section 22 shall prohibit the disclosure by any party or its Affiliates of information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction, or in connection with the enforcement of remedies hereunder.
23. Entire Agreement; Amendment; Waiver. This Agreement supersedes and replaces in their entirety the Consulting Agreement by and among the parties dated as of March 25, 2026, and any and all previous agreements between the Executive and the Employer regarding compensation or terms of employment of the Executive, and any other agreements regarding change in control payments or severance payments and benefits. Any amendment of this Agreement shall be effective only when completed in writing and signed by the Executive and the Employer. No party shall be deemed to have waived any of its rights under this Agreement unless such waiver is in writing and signed by the waiving party.
24. Survival. The obligations of the parties pursuant to Sections 3(i), 4 through 25 (inclusive), shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.
25. Attorneys’ Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is initiated, the prevailing party shall be entitled to recover his or its costs and reasonable attorneys’ fees from the non-prevailing party. As used herein, costs and reasonable attorneys' fees includes costs and reasonable attorneys’ fees in any appellate proceeding.
26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[signatures appear on following page]

IN WITNESS WHEREOF, the Company and the Bank each have caused this Agreement to be executed by its respective officers thereunto duly authorized, and the Executive has executed this Agreement, effective as of the date stated above.
BAYFIRST FINANCIAL CORP.

By:
    Dennis R. DeLoach, III
    Chair, Compensation Committee
BAYFIRST NATIONAL BANK

By:
    Dennis R. DeLoach, III
    Chair, Compensation Committee

Alfred T. Rogers, Jr.

SCHEDULE A
PERFORMANCE METRICS